PRESS RELEASE

deltathree Reports Third Quarter 2009 Financial Results

New York, NY – November 12, 2009 – deltathree, Inc. (OTCBB: DDDC.OB), a well-known provider of Voice over Internet Protocol (VoIP) hosted communications solutions for service providers, resellers and end-users, today announced financial results for the third quarter 2009 ended September 30, 2009.

Mr. Effi Baruch, interim Chief Executive Officer and President, and Senior Vice President of Operations and Technology of deltathree, stated, “The third quarter of 2009 was highlighted by significant progress towards our objective of reaching near-term breakeven profitability, as we made further improvements in reducing our quarterly GAAP net loss, as well as non-GAAP adjusted EBITDA loss, on a sequential and year-over-year basis. Our quarterly results reflect the full benefit of our cost reduction and operating efficiency measures as they show further signs of paying off in a measureable way.”

“Our service provider enabling business strategy, focused on deploying innovative, differentiated and higher value VoIP solutions is gaining traction, most recently with a pair of milestone contracts in the global digital voice and video phone market. During the third quarter of 2009 we secured an agreement to be the service provider for digital voice and video phone services in Australia for ACN Pacific Pty Ltd, a division of ACN, Inc. This customer win marked deltathree’s entrance into the global video phone services market. Subsequent to the end of the third quarter we followed up with an agreement to provide digital voice and video phone services throughout the United States to WorldGate Communications, a leading provider of next generation video phones.  This agreement is targeted for launch in the beginning of the first quarter of 2010 and is expected to help grow our revenue as we look ahead to 2010.”

“As the widespread availability of worldwide broadband Internet access grows, we are seeing rising demand for integrated voice and video communications. Our ability to customize, implement and rapidly launch digital next generation communications offerings, with minimal risk and investment for our service provider clients, supports our unique positioning to capitalize on these trends.  Overall, we stand focused on fostering new service provider contracts in order to drive revenues and gross margins, while leveraging the streamlined expense base we have put in place,” concluded Mr. Baruch.

For the third quarter of 2009, deltathree reported total revenues of $4.8 million in line with the $4.8 million reported in the third quarter of 2008.

Third quarter 2009 GAAP net loss totaled $0.4 million, or $(0.01) per basic share. GAAP net loss for the third quarter of 2008 was $4.0 million, or $(0.12) per basic share, including the impact of a $3.1 million in expense for the write-down of certain intangible assets acquired by deltathree in its acquisition of Go2Call.

Third quarter 2009 non-GAAP adjusted EBITDA (as defined below) loss was $0.1 million, or $(0.00) per basic share, compared to a non-GAAP adjusted EBITDA loss of $0.3 million, or $(0.01) per basic share, for the third quarter 2008.

deltathree defines adjusted EBITDA as earnings before restructuring costs, restatement of the deferred revenue liability, the write-off of goodwill and non-cash intangible assets, stock-based compensation, interest, income taxes, depreciation and amortization. deltathree uses adjusted EBITDA as a measure of the company’s operating trends.  The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Reconciliation of Non-GAAP Financial Information to GAAP" following the Condensed Consolidated Statements of Cash Flows included in this press release.

As of September 30, 2009, deltathree held approximately $2.7 million in cash, cash equivalents, restricted cash and short-term investments, with no outstanding debt, negative working capital equal to approximately $1.1 million and negative stockholders’ equity equal to approximately $0.4 million. While the company’s cost reduction activities are yielding measurable improvements, the company is continuing to draw upon its cash reserves on a monthly basis. Together with deltathree’s Board of Directors, management is actively reviewing strategic and capital initiatives aimed at strengthening its balance sheet and remedying its negative working capital situation in the near-term.

Adjusted EBITDA Financial Disclosure

Investors are cautioned that adjusted EBITDA is not a measure of liquidity or financial performance under generally accepted accounting principles (“GAAP”). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of the company’s operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. Adjusted EBITDA financial information is presented because deltathree believes that it is helpful to some investors as one measure of the company’s operations. deltathree cautions investors that non-GAAP financial information such as adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare deltathree’s results with the results from other reporting periods and with the results of other companies.

About deltathree

Founded in 1996, deltathree, Inc. is a provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the service provider and reseller channel and the direct-to-consumer channel. deltathree's advanced solutions offer resellers and service providers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the iConnectHere direct-to-consumer offering and joip, which powers the VoIP service of Panasonic's Globarange hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

For more information about iConnectHere, please visit our website at www.iconnecthere.com.

For more information about joip, please visit our website at www.joip.com.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect deltathree's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are: our ability to obtain additional capital in the near-term to finance operations;  our ability to reduce our costs and expenses and expand our revenues; our ability to retain key personnel and employees needed to support our services and ongoing operations; our failure to retain key customers; decreasing rates of all related telecommunications services; the public’s acceptance of VoIP telephony, and the level and rate of customer acceptance of our new products and services; the competitive environment of Internet telephony and our ability to compete effectively; fluctuations in our quarterly financial results; our ability to maintain and operate our computer and communications systems without interruptions or security breaches; our ability to operate in international markets; our ability to provide quality and reliable service, which is in part dependent upon the proper functioning of equipment owned and operated by third parties; the uncertainty of future governmental regulation; the need for ongoing product and service development in an environment of rapid technological change; and other risks  referenced from time to time in our filings with the SEC and available on the Internet at http://www.sec.gov.  Except as required under the federal securities laws and the rules and regulations of the SEC, deltathree does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this news release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact:	Company Contact:
Erik Knettel	Ziv Zviel
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	ziv.zviel@deltathree.com

(Tables follow)

DELTATHREE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in thousands)

	As of September 30, 2009	As of December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,367	$1,788
Restricted cash and short-term investments	317	317
Accounts receivable, net	443	760
Prepaid expenses and other current assets	403	398
Inventory	28	33

Total current assets	3,558	3,296

Property and equipment, net	771	1,441
Deposits	68	117

Total assets	$4,397	$4,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$161	$148
Accounts payable and accrued expenses	2,005	1,485
Deferred revenues	858	771
Other current liabilities	1,661	1,615

Total current liabilities	4,685	4,019

Long-term liabilities:
Capital leases, net of current portion	25	147
Severance pay obligations	99	140

Total long-term liabilities	124	287

Total liabilities	4,809	4,306

Stockholders’ equity:
Common stock, par value $0.001 per share - authorized: 200,000,000 shares; issued and outstanding: 32,870,105 at December 31, 2008, and 71,962,405 at September 30, 2009.	72	33
Additional paid-in capital	174,207	173,137
Accumulated deficit	(174,691)	(172,622)

Total stockholders’ equity	(412)	548

Total liabilities and stockholders’ equity	$4,397	$4,854

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$4,814	$4,792	$15,319	$15,580

Costs and operating expenses:
Cost of revenues	4,034	3,414	12,798	11,269
Research and development expenses	94	607	334	2,857
Selling and marketing expenses	227	638	914	3,055
General and administrative expenses	650	692	2,627	1,897
Restructuring costs	-	-	-	957
Write-down of Go2call intangible asset	-	3,091	-	3,566
Deferred revenue restatement	-	-	-	596
Depreciation and amortization	197	478	723	1,494

Total costs and operating expenses	5,202	8,920	17,396	25,691

Loss from operations	(388)	(4,128)	(2,077)	(10,111)
Capital gain	72	-	86	-
Other non-operating income	-	7	15	18
Interest (expense), net	(32)	93	(64)	23
Net loss before taxes	(348)	(4,028)	(2,040)	(10,070)
Income taxes	19	12	29	27
Net loss	$(367)	$(4,040)	$(2,069)	$(10,097)

Basic net loss per share	$(0.01)	$(0.12)	$(0.03)	$(0.31)

Basic weighted average number of shares outstanding	71,962,405	32,870,105	71,962,405	32,870,105

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Loss for the period	$(2,069)	$(10,097)

Adjustments to reconcile loss for the period to net cash used in operating activities:
Depreciation of property and equipment	723	1,156

Amortization of intangible assets	-	338
Write-off of fixed asset	20	-
Stock-based compensation	35	285
Capital gain	(86)	(2)
Provision for losses on accounts receivable	186	121
Change in liability for severance pay, net	(41)	(162)
Exchange rates differences on deposits, net	(1)	(5)

Deferred revenue adjustments	-	596

Write-down of Go2call intangible asset	-	3,566
Changes in assets and liabilities:
Decrease in accounts receivable	131	150
(Increase) decrease in prepaid expenses and other current assets	(53)	33
Decrease in inventory	5	112
Increase (decrease) in accounts payable and accrued expenses	520	(848)
Increase (decrease) in deferred revenues	87	(70)
Increase (decrease) in other current liabilities	46	(329)
Increase in other long-term liabilities	-	181
	1,604	5,122
Net cash used in operating activities	(497)	(4,975)
Cash flows from investing activities:
Change in long-term deposits	50	50
Purchase of property and equipment	(142)	(327)
Proceeds from disposal of property and equipment	156	21

Decrease in short-term investments	-	5,501
Net cash provided by investing activities	64	5,245
Cash flows used in financing activities:
Release of restricted cash	47	-
Proceeds from exercise of employee options	4	-
Proceeds from issuance of shares, net	1,070	-
Payment of capital leases	(109)	(80)
Net cash provided by (used in) financing activities	1,012	(80)

Increase in cash and cash equivalents	579	190
Cash and cash equivalents at beginning of period	1,788	1,649
Cash and cash equivalents at end of period	$2,367	$1,839

DELTATHREE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
($ in thousands)

	Nine Months Ended September 30,
	2009	2008
Supplemental schedule of cash flow information:
Cash paid for:
Taxes	$25	$14

Supplemental schedule of investing and financing activities:
Acquisition of capital leases	$-	$198
Cash received from:
Proceeds from issuance of shares	1,170	-
Direct costs paid for services due to issuance of shares	100	$-
Total proceeds	1,070	-

DELTATHREE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(Unaudited)
($ in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net loss	$(367)	$(4,040)	$(2,069)	$(10,097)

Write-down of Go2call intangible asset	-	3,091	-	3,566
Deferred revenue restatement	-	-	-	596
Restructuring costs	-	-	-	957
Depreciation and amortization	197	478	723	1,494
Stock-based compensation	(26)	157	35	285
Interest expense (income), net	32	12	64	(23)
Income taxes	19	12	29	27
Adjusted EBITDA	(145)	(290)	(1,218)	(3,195)

Basic adjusted EBITDA per share (in US$)	$(0.00)	$(0.01)	$(0.02)	$(0.10)

Basic weighted average number of shares outstanding	71,932,040	32,870,105	71,962,405	32,870,105

deltathree defines adjusted EBITDA as earnings before restructuring costs, restatement of the deferred revenue liability, the write-off of goodwill and non-cash intangible assets, stock-based compensation, interest, income taxes, depreciation and amortization.